Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANIMAL HEALTH INTERNATIONAL, INC.

ARTICLE I

NAME

The name of the Corporation is ANIMAL HEALTH INTERNATIONAL, INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “Act”).

ARTICLE IV

AUTHORIZED STOCK

The total number of shares which the Corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, without par value, and are to be of one class.

ARTICLE IV

DIRECTORS

The affairs of the Corporation shall be managed by a Board of Directors.  The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.  Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Act or (d) for any transaction from which the Director derived an improper personal benefit. If the Act is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.

Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the Act, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

BY-LAWS

The Board of Directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend, or repeal bylaws.